Exhibit 99.1

Contact:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678-728-4464
Goldleaf Financial Solutions, Inc. Enters into a New Amendment to its Amended and Restated Credit Agreement with Bank of America
Brentwood, Tenn. (September 1, 2006) — Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a leading provider of a suite of technology-based products and services to community financial institutions, today announced that it has amended its Amended and Restated Credit Agreement with Bank of America, N.A.
The amendment extends the maturity of the $6,000,000 Term B Loan from September 30, 2006 to January 31, 2007, and reduces the interest rate on the Term B Loan from LIBOR plus 3% to LIBOR plus 1.25%. The amendment also increases the Funded Debt to EBITDA Ratio from 2:1 to 2.25:1 for the period beginning July 1, 2006 and ending March 31, 2007, and increases the amount of permitted annual capital expenditures by the Company from $2,500,000 to $3,000,000. The amendment also extends, from October 31, 2006 to March 31, 2007, the period during which the Company may have up to $1,500,000 in capital lease obligations that are assumed in connection with the Company’s investments or acquisitions.
About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. offers a comprehensive package of advanced technology-based solutions specifically designed for community financial institutions. Goldleaf’s solutions include core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation systems, turn-key leasing solutions, financial institution website design and hosting and retail inventory management. Goldleaf believes its suite of products and services allows financial institutions and their small- to medium-sized business customers to compete more effectively in today’s aggressive financial services marketplace, to grow their trusted financial relationships and to enhance their profitability through the efficient use of technology and an expanded community presence.
For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit www.goldleaf.com.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the implementation of Goldleaf’s long-term business plan. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2005, as amended. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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